Exhibit 99.1

Investor Contact:  Vicki Shamion

(920) 429-7039

Media Contact:  John Vigeland

(920) 429-4132

ShopKo Stores, Inc. Reports First Quarter Results

 (Business Outlook Updated)

GREEN BAY, WIS. (May 22, 2003) ShopKo Stores, Inc., (NYSE:  SKO) today announced sales and earnings for the first quarter ended May 3, 2003.  Consolidated sales were $707.9 million compared with $728.8 million for the same period last year.  Comparable store sales decreased 2.7 percent.  Net loss for the quarter was $1.1 million compared with net earnings of $0.5 million last year before the cumulative effect of accounting change related to SFAS No. 142.  Loss per share, on a fully diluted basis, was $0.04 compared with earnings of $0.02 before the cumulative effect of accounting change last year.

Both first quarter periods were affected by the adoption of new accounting rules.  For the first quarter ended May 3, 2003, diluted loss per share includes the effect of adopting Emerging Issues Task Force Consensus No. 02-16 (EITF No. 02-16), on accounting for money received from suppliers, which reduced earnings by approximately $0.9 million after tax  ($0.03 per share).  Under the new accounting standard, monies received from suppliers are generally considered a reduction in the price of a vendor's product and recognized as a reduction in the cost of goods sold.  The Company believes, however, the full year impact on earnings will be immaterial.

For the first quarter ended May 4, 2002, diluted net loss per share was $6.35.  The loss was a direct result of adopting SFAS No. 142 and the resultant write off of goodwill related to the acquisition of the Pamida Division.

Commenting on the quarter, ShopKo Stores, Inc. President and Chief Executive Officer Sam Duncan said, “While sales were disappointing at the ShopKo Division, we continue to be encouraged by the improvement in sales trends at the Pamida Division.  Although the retailing environment was difficult, inventories and expenses continue to be well controlled in both divisions.

“We were also pleased with the continued improvement of our capital structure.  Debt was reduced $154.0 million compared with last year.  We reduced our secured credit facility commitment by $50.0 million to $450.0 million in the first quarter.  This is the second reduction in five months, contributing to a cumulative commitment reduction of $150.0 million.”

First Quarter Summary

The Company believes that sales were impacted by poor consumer sentiment, the geopolitical environment, competitive openings, and deflation in cost of goods sold.

The following table summarizes sales by business segment for the first quarter:

Consolidated Sales Summary (dollars in millions)

First Quarter

Business Segment	02/02/03- 05/03/03 (13 weeks)	02/03/02- 05/04/02 (13 weeks)	Change Total**	Change Comp* (13 weeks vs. 13 weeks)
ShopKo	$530.5	$552.5	(4.0)%	(4.0)%
Pamida	177.4	176.3	0.6%	1.3%
Consolidated	$707.9	$728.8	(2.9)%	(2.7)%

*Comparable store sales represent sales of those stores open during both fiscal years.

** Pamida division total sales variance reflects sales in the prior year periods from three locations which have been closed and not replaced.

Consolidated gross margin as a percent of sales was 25.8 percent compared with 25.4 percent last year.  The adoption of EITF No. 02-16 favorably affected gross margin by 90 basis points or $6.3 million (ShopKo, $6.6 million; Pamida, ($0.3) million).  Excluding the effect of EITF No. 02-16, the company experienced compressed merchandise margins attributable to heavier promotions in the ShopKo Division, partially offset by reduced shrink expense.

Consolidated selling, general and administrative (SG&A) expense as a percent of sales was 22.0 percent compared with 21.0 percent last year.  The adoption of EITF No. 02-16 adversely affected SG&A expense by 110 basis points or $7.7 million (ShopKo, $7.5 million; Pamida, $0.2 million). Excluding the effect of EITF No. 02-16, the Company’s expense rate would have improved ten basis points which was primarily attributable to reduced employee benefit costs, partially offset by sales deleveraging.

The difference between the $6.3 million in gross margin and the $7.7 million in SG&A expense, or $1.4 million, relates to the deferred recognition of vendor allowances until the merchandise is sold.

Other Factors

Interest expense was $10.9 million compared with $13.1 million last year, a reduction of $2.2 million due primarily to lower debt levels.

The effective tax rate was 39.7 percent compared with 39.5 percent last year.

Capital expenditures were $2.8 million compared with $2.9 million last year.  The Company continues to expect capital expenditures to be approximately $76.0 million for the fiscal year.

Second Quarter/Fiscal 2003 Business Outlook

Current economic conditions continue to create an environment of uncertainty, making forecasting somewhat difficult.  The Company expects consolidated comparable store sales for the second quarter ending August 2, 2003, to be in the negative low single digit range, and earnings per share to be in the range of  $0.25 to $0.30.  For the fiscal year ending January 31, 2004, the Company expects consolidated comparable store sales to be in the negative low single digit range, and earnings per share to be at the low end of the previously provided range of  $1.40 to $1.50.

First Quarter Conference Call Arrangements

ShopKo Stores, Inc. will host a conference call and real-time webcast May 22, 2003, at 10:30 a.m. Central Daylight Time (CDT) to discuss first quarter results and 2003 outlook.  To participate, please call 1-800-860-2442 and ask for the ShopKo Stores, Inc. conference call.  Interested parties may also listen to the conference call over the Internet by visiting www.shopko.com.

The call will be rebroadcast immediately following the call through May 30, 2003.  The replay can be accessed by dialing 1-877-344-7529.  When prompted for an account number dial 374#, then dial 1 for the recorded conference.  When prompted for the conference number dial 315991#, then press 1 to begin the playback.

To be placed on the Company’s email notification list for press releases, SEC filings, and upcoming events, please go to www.shopko.com, click on “Investor Info,” click on “email alerts,” and provide the requested information.

ShopKo Stores Inc. will continue to provide weekly updates on consolidated comparable store sales performance.  A real time audio recording of the previous week’s results will be available after 10:00 a.m. CDT Monday by calling (920) 429-4646.  These recorded messages will not be available on the Monday preceding monthly sales releases.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., is a customer-driven retailer of quality goods and services in two distinct market environments.  The company operates 363 stores in 23 states throughout the Midwest, Western Mountain and Pacific Northwest.  One hundred forty one multi-department ShopKo stores are located in mid-sized to larger cities and 222 convenient one-stop Pamida stores provide Hometown Values to customers in smaller communities of rural America.  For more information about ShopKo or Pamida visit our website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales, earnings per share and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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ShopKo Stores, Inc. and Subsidiaries Consolidated Statements of Operations First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 3,	May 4,
(In thousands, except per share data)	2003	2002

Revenues:
Net sales	$707,917	$728,764
Licensed department rentals and other income	3,047	3,124
	710,964	731,888
Costs and expenses:
Cost of sales	525,254	543,839

Gross margin	182,663	184,925

Selling, general and administrative expenses	155,643	153,281
Depreciation and amortization expenses	20,971	20,902
	176,614	174,183

Income from operations	9,096	13,866
Interest expense - net	10,913	13,086

Earnings (loss) before income taxes and accounting change	(1,817)	780
Provision (benefit) for income taxes	(722)	308

Earnings (loss) before accounting change	(1,095)	472

Cumulative effect of accounting change	-	(186,052)

Net earnings (loss)	$(1,095)	$(185,580)

Basic earnings (loss) per share of common stock:
Earnings (loss) before cumulative effect of accounting change	$(0.04)	$0.02
Cumulative effect of accounting change	-	(6.48)
Net earnings (loss)	$(0.04)	$(6.46)

Diluted earnings (loss) per share of common stock:
Earnings (loss) before cumulative effect of accounting change	$(0.04)	$0.02
Cumulative effect of accounting change	-	(6.37)
Net earnings (loss)	$(0.04)	$(6.35)

Weighted average number of common
shares outstanding - basic	28,930	28,733

Weighted average number of common
shares outstanding - diluted	29,155	29,210

ShopKo Stores, Inc. and Subsidiaries Consolidated Statements of Operations Percents of Sales First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 3,	May 4,
	2003	2002

Revenues:
Net sales	100.0	100.0
Licensed department rentals and other income	0.4	0.4
	100.4	100.4
Costs and expenses:
Cost of sales	74.2	74.6

Gross margin	25.8	25.4

Selling, general and administrative expenses	22.0	21.0
Depreciation and amortization expenses	3.0	2.9
	25.0	23.9

Income from operations	1.2	1.9
Interest expense - net	1.5	1.8

Earnings (loss) before income taxes and accounting change	(0.3)	0.1
Provision (benefit) for income taxes	(0.1)	0.0

Earnings (loss) before accounting change	(0.2)	0.1

ShopKo Stores, Inc. and Subsidiaries Business Segment Information First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 3,	May 4,
(Dollars in thousands)	2003	2002

ShopKo Retail Segment
Net sales	$530,527	$552,470
Licensed department rentals and other income	2,746	2,776
	533,273	555,246
Costs and expenses:
Cost of sales	394,084	409,426

Gross Margin	136,443	143,044

Selling, general and administrative expenses	108,396	105,564
Depreciation and amortization expenses	14,980	15,203
	123,376	120,767

Income from operations	$15,813	$25,053

Pamida Retail Segment
Net sales	$177,390	$176,294
Licensed department rentals and other income	301	348
	177,691	176,642
Costs and expenses:
Cost of sales	131,170	134,413

Gross Margin	46,220	41,881

Selling, general and administrative expenses	42,049	39,463
Depreciation and amortization expenses	5,844	5,502
	47,893	44,965

Income / (loss) from operations	$(1,372)	$(2,736)

Corporate Segment
Net sales	$-	$-
Licensed department rentals and other income	-	-
	-	-
Costs and expenses:
Selling, general and administrative expenses	5,198	8,254
Depreciation and amortization expenses	147	197
	5,345	8,451

(Loss) from operations	$(5,345)	$(8,451)

Consolidated
Income from operations	$ 9,096	$ 13,866

ShopKo Stores, Inc. and Subsidiaries Business Segment Information Percents of Sales First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 3,	May 4,
	2003	2002

ShopKo Retail Segment
Net sales	100.0	100.0
Licensed department rentals and other income	0.5	0.5
	100.5	100.5
Costs and expenses:
Cost of sales	74.3	74.1

Gross Margin	25.7	25.9

Selling, general and administrative expenses	20.5	19.1
Depreciation and amortization expenses	2.8	2.8
	23.3	21.9

Income from operations	2.9	4.5

	13 Weeks	13 Weeks
	Ended	Ended
	May 3,	May 4,
	2003	2002
Pamida Retail Segment
Net sales	100.0	100.0
Licensed department rentals and other income	0.2	0.2
	100.2	100.2
Costs and expenses:
Cost of sales	73.9	76.2

Gross Margin	26.1	23.8

Selling, general and administrative expenses	23.7	22.4
Depreciation and amortization expenses	3.3	3.2
	27.0	25.6

Income (loss) from operations	(0.7)	(1.6)

Consolidated
Income from operations	1.2	1.9

ShopKo Stores, Inc. and Subsidiaries Consolidated Condensed Balance Sheets (In thousands)

	May 3,	May 4,
	2003	2002

Cash and cash equivalents	$31,658	$30,385
Receivables, less allowances	50,627	51,240
Merchandise inventories	601,410	638,304
Other current assets	13,002	24,903
Total current assets	696,697	744,832

Other assets and deferred charges	12,540	11,287
Intangible assets	20,621	23,397
Net property and equipment	790,321	856,443
Total assets	$1,520,179	$1,635,959

Short-term debt	$75,707	$85,030
Accounts payable - trade	271,778	265,027
Accrued liabilities	178,913	197,606
Current portion of long-term obligations	94,354	7,626
Total current liabilities	620,752	555,289

Long-term obligations	311,556	542,988
Other long-term obligations	16,522	4,928
Deferred income taxes	23,795	27,790
Shareholders' equity	547,554	504,964
Total liabilities and shareholders' equity	$1,520,179	$1,635,959